Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135018

PROSPECTUS SUPPLEMENT NO. 47

DATED NOVEMBER 4, 2008

(To Prospectus Dated June 22, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,470,500 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 22, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 46 thereto dated September 29, 2008, Supplement No. 45 thereto dated August 14, 2008, Supplement No. 44 thereto dated August 1, 2008, Supplement No. 43 thereto dated July 14, 2008, Supplement No. 42 thereto dated June 24, 2008, Supplement No. 41 thereto dated June 6, 2008, Supplement No. 40 thereto dated May 16, 2008, Supplement No. 39 thereto dated April 21, 2008, Supplement No. 38 thereto dated April 17, 2008, Supplement No. 37 thereto dated February 15, 2008, Supplement No. 36 thereto dated February 7, 2008, Supplement No. 35 thereto dated January 28, 2008, Supplement No. 34 thereto dated January 23, 2008, Supplement No. 33 thereto dated December 31, 2007, Supplement No. 32 thereto dated December 11, 2007, Supplement No. 31 thereto dated November 2, 2007, Supplement No. 30 thereto dated October 26, 2007, Supplement No. 29 thereto dated October 18, 2007, Supplement No. 28 thereto dated October 9, 2007, Supplement No. 27 thereto dated October 4, 2007, Supplement No. 26 thereto dated September 21, 2007, Supplement No. 25 thereto dated September 12, 2007, Supplement No. 24 thereto dated September 6, 2007, Supplement No. 23 thereto dated August 24, 2007, Supplement No. 22 thereto dated August 15, 2007, Supplement No. 21 thereto dated June 29, 2007, Supplement No. 20 thereto dated June 14, 2007, Supplement No. 19 thereto dated May 15, 2007, Supplement No. 18 thereto dated April 19, 2007, Supplement No. 17 thereto dated March 28, 2007, Supplement No. 16 thereto dated March 2, 2007, Supplement No. 15 thereto dated February 14, 2007*, Supplement No. 14 thereto dated January 29, 2007, Supplement No. 13 thereto dated January 19, 2007, Supplement No. 12 thereto dated December 29, 2006, Supplement No. 11 thereto dated December 14, 2006, Supplement No. 10 thereto dated November 15, 2006, Supplement No. 9 thereto dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated October 20, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1 through 46 thereto. The Prospectus relates to the public sale, from time to time, of up to 2,470,500 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1 through 46.

This prospectus supplement includes the attached Form 8-Ks filed on October 24, 2008 and November 4, 2008 by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 22, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2008.

*	The prospectus supplement dated February 14, 2007 was misnumbered and should have been prospectus supplement no. 15.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2008

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company received notice from The NASDAQ Stock Market dated October 24, 2008, notifying the Company that it is not in compliance with Rule 4310(c)(3)(B) because it has fallen below the minimum market capitalization of $35 million required for continued trading on the NASDAQ Capital Market. As a result, the Company’s common stock is subject to delisting from the NASDAQ Capital Market at the opening of business on November 4, 2008, unless the Company requests a hearing by October 31, 2008, in accordance with the NASDAQ marketplace rules.

The Company has the option to request an appeal hearing by October 31, 2008, with the NASDAQ Listing Qualifications Panel to review the delisting determination. If requested, the hearing date will be determined by NASDAQ and should occur within 45 calendar days from the request for the hearing. A request for a hearing is expected to ‘stay’ the delisting of the Company’s common stock pending the Panel’s decision. At the hearing, the Company will be required to address the minimum $35 million market value rule in addition to the $1 minimum bid price rule, and the Company must provide NASDAQ with a plan to regain compliance. There can be no assurance the Panel will grant the Company’s request for continued listing.

Furthermore, on August 13, 2008, NASDAQ notified the Company that its bid price of its common stock had closed below the minimum $1.00 per share requirement for 30 consecutive trading days and was provided 180 calendar days, or until February 9, 2009, to regain compliance. However, on October 22, 2008, NASDAQ notified the Company that, due to the recent market conditions, NASDAQ has determined to suspend enforcement of the bid price requirement through January 16, 2009 and reinstate that rule on January 19, 2008. As a result, Accentia will have until May 18, 2009 to regain compliance with the $1 minimum bid requirement.

If the Company decides not to appeal the NASDAQ Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted. If the Company’s stock is delisted, the Company expects that its common stock is eligible to trade on the OTC Bulletin Board or the Pink Sheets.

A copy of the press release announcing the notification from NASDAQ is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey

Samuel S. Duffey
General Counsel

Date: October 24, 2008

3

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 24, 2008 titled: “Accentia Biopharmaceuticals to Present at Rodman & Renshaw 10th Annual Healthcare Conference; Company also reports on NASDAQ Compliance Plan.

4

EXHIBIT 99.1

Accentia Biopharmaceuticals to Present at Rodman &

Renshaw 10th Annual Healthcare Conference;

Company also Reports on NASDAQ Compliance Plan

TAMPA, FLORIDA – October 24, 2008 - Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced today that it will present at the Rodman & Renshaw 10th Annual Healthcare Conference on November 11, 2008 at 10:20 a.m. (EDT) at the New York Palace Hotel in New York City. The Company’s presentation will focus on its BiovaxID® personalized anti-cancer vaccine. Accentia’s majority-owned subsidiary, Biovest International, Inc. (OTCBB: BVTI), recently reported encouraging BiovaxID Phase 3 clinical trial results for the treatment of non-Hodgkin’s lymphoma, and the Company is now progressing with plans to seek approvals in the U.S., Europe and other international countries.

If qualified investors are interested in meeting with Accentia’s President and Chief Operating Officer, Dr. Steven R. Arikian, at the Conference, please contact Douglas Calder at 813-864-2558 or at dwcalder@accentia.net.

In other news, Accentia reported that it received notice from the NASDAQ Stock Market dated October 24, 2008, notifying the Company that it is not in compliance with Rule 4310(c)(3)(B), requiring a minimum $35 million market value. As a result, the Company’s common stock is subject to delisting from the NASDAQ Capital Market at the opening of business on November 4, 2008, unless Accentia requests a hearing by October 31, 2008, in accordance with the NASDAQ marketplace rules.

Accentia has the option to request an appeal hearing by October 31, 2008, with the NASDAQ Listing Qualifications Panel to review the delisting determination. If requested, the hearing date will be determined by NASDAQ and should occur within 45 calendar days from the request for the hearing. A request for a hearing is expected to ‘stay’ the delisting of the Company’s common stock pending the Panel’s decision. At the hearing, the Company will be required to address the minimum $35 million market value rule in addition to the $1 minimum bid price rule, and the Company must provide NASDAQ with a plan to regain compliance. There can be no assurance the Panel will grant the Company’s request for continued listing.

Furthermore, on August 13, 2008, NASDAQ notified the Accentia that its bid price of its common stock had closed below the minimum $1.00 per share requirement for 30 consecutive trading days and was provided 180 calendar days, or until February 9, 2009, to regain compliance. However, on October 22, 2008, NASDAQ notified the Company that, due to the recent market conditions, NASDAQ has determined to suspend enforcement of the bid price requirement through January 16, 2009 and reinstate that rule on January 19, 2009. As a result, Accentia will have until May 18, 2009 to regain compliance with the $1 minimum bid requirement.

If the Company decides not to appeal the NASDAQ Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted. If the Company’s stock is delisted, the Company expects that its common stock is eligible to trade on the OTC Bulletin Board or the Pink Sheets.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. (Nasdaq: ABPI) is committed to building significant value for its stockholders through the commercialization of patent-protected disruptive healthcare technologies designed to be positioned as leading products for the treatment of a broad range of chronic, debilitating and life-threatening diseases including respiratory, autoimmune and cancer indications.

Accentia is advancing a portfolio of potential blockbuster drug candidates which target multi-billion dollar market opportunities. These late-stage products include: BiovaxID®, a novel anti-idiotype cancer vaccine for the treatment of B-cell malignancies including indolent follicular non-Hodgkin’s lymphoma; Revimmune™, a novel ultra-high-dose formulation of a previously approved chemotherapeutic agent expected to show utility in the treatment of up to 80 autoimmune diseases, with an initial focus on multiple sclerosis; and SinuNase™, a novel formulation of a previously approved anti-fungal for the topical, intranasal treatment of chronic sinusitis.

Additionally, Accentia’s wholly-owned subsidiaries, Accentia Pharmaceuticals and Analytica International, market specialty pharmaceutical products and pharmaceutical consulting services, respectively.

Accentia’s interest in BiovaxID is based on its majority ownership stake in Biovest International, Inc. (OTCBB: BVTI), and Accentia also maintains a royalty interest in Biovest’s biologic products. Accentia is a portfolio company of the Hopkins Capital Group.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations,

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, SinuNase™, BiovaxID®, AutovaxID™, SinuTest™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 3, 2008, Accentia Biopharmaceuticals, Inc. (the “Company”) announced that the Company has elected not to appeal the NASDAQ Stock Market’s Staff determination to delist the Company’s shares of common stock from the NASDAQ Capital Market. As previously reported, the Company received notice from the NASDAQ Stock Market dated October 24, 2008, notifying the Company that it is not in compliance with Rule 4310(c)(3)(B), requiring a minimum $35 million market value. As a result, at the opening of business on November 4, 2008, shares of the Company will open for trading listed on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. The Company’s stock ticker symbol will remain the same (“ABPI”). The Company believes its shares will only temporarily trade on the Pink Sheets, as the Company expects one of its market makers to file an application (on Form 211) with the OTC Bulletin Board (“OTCBB”) to transfer the quotation of its common stock to the OTCBB. The Company believes its shares are eligible to be quoted on the OTCBB, as it is current with its filings with the SEC and all other applicable regulatory authorities. A copy of a press release of the Company dated November 3, 2008 is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: November 3, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 3, 2008 titled: “Accentia Biopharmaceuticals Announces Pending Delisting from NASDAQ”

Exhibit 99.1

Accentia Biopharmaceuticals Announces Pending Delisting from NASDAQ

TAMPA, FLORIDA – November 3, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) today announced that the Company elected not to appeal the NASDAQ Stock Market’s Staff determination to delist Accentia’s shares of common stock from the NASDAQ Capital Market. As previously reported, Accentia received notice from the NASDAQ Stock Market dated October 24, 2008, notifying the Company that it is not in compliance with Rule 4310(c)(3)(B), requiring a minimum $35 million market value. As a result, at the opening of business on November 4, 2008, shares of Accentia will open for trading listed on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. Accentia’s stock ticker symbol will remain the same (“ABPI”).

Accentia believes its shares will only temporarily trade on the Pink Sheets, as the Company expects one of its market makers to file a “Form 211” with the OTC Bulletin Board (“OTCBB”) to transfer the quotation of its common stock to the OTCBB. The Company believes its shares are eligible to be quoted on the OTCBB, as it is current with its filings with the SEC and all other applicable regulatory authorities.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) is committed to building significant value for its stockholders through the commercialization of patent-protected disruptive healthcare technologies designed to be positioned as leading products for the treatment of a broad range of chronic, debilitating and life-threatening diseases including respiratory, autoimmune and cancer indications.

Accentia is advancing a portfolio of potential blockbuster drug candidates which target multi-billion dollar market opportunities. These late-stage products include: BiovaxID®, a novel anti-idiotype cancer vaccine for the treatment of B-cell malignancies including indolent follicular non-Hodgkin’s lymphoma; Revimmune™, a novel ultra-high-dose formulation of a previously approved chemotherapeutic agent expected to show utility in the treatment of up to 80 autoimmune diseases, with an initial focus on multiple sclerosis; and SinuNase™, a novel formulation of a previously approved anti-fungal for the topical, intranasal treatment of chronic sinusitis.

Additionally, Accentia’s wholly-owned subsidiaries, Accentia Pharmaceuticals and Analytica International, market specialty pharmaceutical products and pharmaceutical consulting services, respectively.

Accentia’s interest in BiovaxID is based on its majority ownership stake in Biovest International, Inc. (OTCBB: BVTI), and Accentia also maintains a royalty interest in Biovest’s biologic products. Accentia is a portfolio company of the Hopkins Capital Group.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations,

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about BiovaxID®, Revimmune™, SinuNase™, AutovaxID™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.